Exhibit 99.1

Farmland Partners Inc. Reports Results for the Quarter Ended September 30, 2016 Announces Third Quarter Revenue of $6.9 Million - a 67% Period-Over-Period Increase

DENVER, November 2, 2016/PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today reported financial results for the quarter ended September 30, 2016.

Third Quarter Highlights

•                  On September 12, 2016, announced the entry into a definitive agreement and plan of merger with American Farmland Company (NYSE MKT: AFCO) (“AFCO”) pursuant to which, among other things, AFCO will merge with and into the Company in a stock-for-stock transaction (the “AFCO Merger”)

•                  Reported total operating revenues of $6.9 million for the quarter ended September 30, 2016, a 67% increase over the same period last year

•                  Completed acquisitions of 3,444 acres of farmland for an aggregate purchase price of approximately $17.7 million

•                  Sold 147,600 shares of common stock under the Company’s “at-the-market” offering program at a volume weighted average price per share of $11.22 and generated net proceeds of approximately $1.7 million

•                  Declared a dividend of $0.1275 per share ($0.51 annualized) for the third quarter of 2016 — a 4.94% distribution rate based on the Company’s closing stock price on Tuesday, November 1, 2016

Merger with American Farmland Company

Upon completion of the AFCO Merger, the combined company will be the largest public farmland REIT in the United States, spanning more than 133,000 acres across 16 states with over 25 major crop types along both coasts, the Midwest, the Plains and the Delta. On a consolidated basis, the combined company’s portfolio will consist of approximately 75% row crop farmland and 25% specialty crop farmland by value. The combined company is expected to have a fully diluted market capitalization of greater than $400 million, excluding preferred equity, and over $850 million of prime United States farmland assets.

Both companies’ boards of directors approved the transaction and recommended the transaction for approval by their respective stockholders. The parties currently expect the transaction to close during the early part of the first quarter of 2017, subject to customary closing conditions including the approval of the stockholders of both the Company and AFCO.  However, the Company can provide no assurances that the AFCO Merger will close on the expected timeline or at all.

“At the closing of the AFCO transaction, under the planned timeline, we will have acquired over a half of a billion dollars of farmland assets in the prior 12-month period,” said Paul A. Pittman, CEO of the Company. “Importantly, we have proved the ability to rapidly scale our business, and we believe that by early 2017 we will have achieved both the size and crop type mix that will allow us to more efficiently run the company and create stockholder value.”

Fourth Quarter 2016 Dividend Declaration

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.1275 per share to be paid on January 13, 2017 to stockholders of record at close of business on January 2, 2017. The annualized dividend of $0.51 per share represents an annual distribution rate of 4.94% based on the Company’s closing stock price on Tuesday, November 1, 2016.

New Indebtedness

On August 31, 2016 the Company entered into a loan agreement (the “Mortgage Note”) with Farm Credit of Central Florida, which provides for a loan to the Company of approximately $8.2 million with a maturity date of September 1, 2023.  As of September 30, 2016, approximately $5.1 million had been drawn down under this facility.  Interest on the Mortgage Note is payable in cash quarterly and accrues at a floating rate that will be adjusted monthly to a rate per annum equal to the one-month LIBOR plus 2.6875%. Proceeds from the Mortgage Note are to be used for the acquisition and development of additional farmland.

Acquisition Activity

In the third quarter of 2016, the Company completed acquisitions of six farms in Colorado, Kansas, Florida, Illinois and Georgia totaling 3,444 acres for an aggregate purchase price of $17.7 million.

In Florida, the Company completed the acquisition of a 2,426 acre farm for a total purchase price of $9.5 million with plans to convert the land from its current use as a timber plantation and quail preserve into a row crop farm that will produce forage for a major dairy operation.

In Colorado, the Company completed the acquisition of a 142 acre property for a total purchase price of $5.5 million. Roughly 78 acres of the property consists of flood-irrigated cropland, with the remaining acres dedicated to a feedlot with capacity for up to 8,000 head of cattle that also includes water rights and additional improvements.

During the third quarter of 2016, in addition to the AFCO merger agreement, the Company entered into contracts for the acquisition of two farms totaling 1,217 acres in Arkansas and Illinois for an aggregate purchase price of $4.7 million, including 69,961 units in the Company’s operating partnership. The 95 acre Illinois farm closed subsequent to September 30, 2016 for a purchase price of $0.6 million, and the 1,122 acre Arkansas farm is expected to close in the fourth quarter of this year for total consideration of $4.1 million.

Operating Results

The Company owns or has under contract (excluding the properties to be acquired upon completion of the AFCO Merger) 115,336 acres in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia, including one farm totaling 1,122 acres under contract.

The Company recorded total operating revenues of $6.9 million and net income of $0.1 million for the three months ended September 30, 2016, as compared to total operating revenues of $4.2 million and net income of $0.9 million for the same period in 2015. The Company recorded basic net loss available to common stockholders of $0.06 per share for the three months ended September 30, 2016, as compared to basic net income available to common stockholders of $0.04 per share for the same period in 2015. Net income and basic net income available to common stockholders on a per share basis decreased period-over-period as a result of increased acquisition and due diligence costs incurred during the three months ended September 30, 2016 in relation to the AFCO Merger. Acquisition and due diligence costs were $1.7 million for the three months ended September 30, 2016, as compared to $0.1 million for the three months ended September 30, 2015. Excluding the acquisition and due diligence costs incurred in connection with the AFCO Merger, net income and basic net income available to common stockholders on a per share basis would have been $1.7 million and $0.05, respectively, for the three months ended September 30, 2016.

The Company recorded total operating revenues of $17.7 million and net loss of $0.5 million for the nine months ended September 30, 2016, as compared to total operating revenues of $9.2 million and net income of $0.8 million for the same period in 2015.  The Company recorded basic net loss available to common stockholders of $0.21 per share for the nine months ended September 30, 2016, as compared to basic net income available to common stockholders of $0.03 per share for the same period in 2015.  Net income and basic net income available to common stockholders on a per share basis decreased period-over-period as a result of increased acquisition and due diligence costs incurred during the nine months ended September 30, 2016 in relation to the AFCO Merger. Acquisition and due diligence costs were $1.8 million for the nine months ended September 30, 2016, as compared to $0.2 million for the nine months ended September 30, 2015. Excluding the acquisition and due diligence costs incurred in connection with the AFCO Merger, net income and basic net loss available to common stockholders on a per share basis would have been $1.1 million and $0.09, respectively, for the nine months ended September 30, 2016.

Adjusted Funds from Operations and Adjusted EBITDA(1)

Adjusted Funds from Operations (“AFFO”) was $1.7 million for the three months ended September 30, 2016, as compared to $1.8 million for the three months ended September 30, 2015, and $4.6 million for the nine months ended September 30, 2016, as compared to $3.9 million for the nine months ended September 30, 2015.  AFFO per diluted weighted average share was $0.09 for the three months ended September 30, 2016 and $0.25 for the nine months ended September 30, 2016.

Adjusted EBITDA was $4.8 million for the three months ended September 30, 2016, as compared to $3.2 million for the three months ended September 30, 2015, and $12.4 million for the nine months ended September 30, 2016, as compared to $7.1 million for the nine months ended September 30, 2015.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

Conference Call Information

The Company has scheduled a conference call on Thursday, November 3, 2016 at 11:00 a.m. (Eastern Time) to discuss its financial results for the quarter ended September 30, 2016 and provide a company update.  The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers, by dialing (412) 902-4107.  Participants can reference the Farmland Partners Inc. Third Quarter 2016 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com.  A replay of the conference call will be available beginning November 3, 2016 at 1:00 p.m. (Eastern Time) until November 17, 2016 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10095702.  A replay of the webcast will also be accessible on the Investor Relations website for a limited time following the event.

(1)  In periods prior to the second quarter of 2016, our calculation of AFFO and Adjusted EBITDA included an adjustment to reflect the difference between the pro rata contractual cash revenue for each crop year spread equally over the quarterly periods of ownership (without regard to the date of acquisition within the quarter) and the rent recognized on a straight-line basis in accordance with GAAP.  In prior earnings releases and filings with the Securities and Exchange Commission (the “SEC”), we referred to this adjustment as “crop-year adjusted revenue.”  For the three and nine months ended September 30, 2015, the crop-year revenue adjustment was $0.3 million and $1.5 million, respectively, and for the nine months ended September 30, 2016, the crop-year revenue adjustment was $1.0 million, which relates solely to the three months ended March 31, 2016.  In accordance with recently released guidance from the SEC regarding the presentation of non-GAAP financial measures, we will no longer include the crop-year revenue adjustment in our calculation of AFFO and Adjusted EBITDA for periods subsequent to March 31, 2016.  As a result of the change in our presentation of AFFO and Adjusted EBITDA, the reported amounts of AFFO and Adjusted EBITDA for the three and nine months ended September 30, 2016 and subsequent periods will not be directly comparable to the reported amounts in prior periods in which we adjusted for crop-year adjusted revenue.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate.  The Company’s portfolio is comprised of an aggregate of 115,336 acres (including one farm totaling 1,122 acres under contract) in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia.  The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements with respect to the pending AFCO Merger and other proposed and pending acquisitions, financing activities, crop yields and prices and 2016 annual rents. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements.  Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Combined Consolidated Balance Sheets

As of September 30, 2016 and December 31, 2015

(Unaudited)

	September 30,	December 31,
(in thousands)	2016	2015
ASSETS
Land, at cost	$546,794	$290,828
Grain facilities	6,244	4,830
Groundwater	11,933	6,333
Irrigation improvements	15,839	11,909
Drainage improvements	4,778	1,641
Permanent plantings	1,846	1,168
Other	2,874	913
Construction in progress	863	286
Real estate, at cost	591,171	317,908
Less accumulated depreciation	(2,773)	(1,671)
Total real estate, net	588,398	316,237
Deposits	196	765
Cash	17,189	23,514
Notes and interest receivable, net	2,870	2,812
Deferred offering costs	250	267
Accounts receivable, net	2,131	703
Inventory	378	249
Other	1,053	407
TOTAL ASSETS	$612,465	$344,954

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$302,393	$187,074
Dividends payable	2,515	2,060
Accrued interest	1,626	681
Accrued property taxes	962	764
Deferred revenue	5,720	4,854
Accrued expenses	3,002	1,292
Total liabilities	316,218	196,725

Redeemable non-controlling interests in operating partnership, common units	—	9,695
Redeemable non-controlling interests in operating partnership, preferred units	119,057	—

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 14,045,787 shares issued and outstanding at September 30, 2016, and 11,978,675 shares issued and outstanding at December 31, 2015	139	118
Additional paid in capital	137,571	114,783
Retained earnings	247	659
Cumulative dividends	(12,261)	(7,188)
Non-controlling interests in operating partnership	51,494	30,162
Total equity	177,190	138,534

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS IN OPERATING PARTNERSHIP AND EQUITY	$612,465	$344,954

Farmland Partners Inc.

Combined Consolidated Statements of Operations

For the three and nine months ended September 30, 2016 and 2015

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands except per share amounts)	2016	2015	2016	2015
OPERATING REVENUES:
Rental income	$6,164	$4,047	$16,462	$8,866
Tenant reimbursements	112	104	276	273
Other revenue	670	18	931	18
Total operating revenues	6,946	4,169	17,669	9,157

OPERATING EXPENSES
Depreciation and depletion	419	237	1,102	613
Property operating expenses	548	338	1,529	798
Acquisition and due diligence costs	1,712	112	1,818	179
General and administrative expenses	1,587	1,112	4,770	2,976
Legal and accounting	330	216	882	647
Other operating expenses	160	—	248	—
Total operating expenses	4,756	2,015	10,349	5,213
OPERATING INCOME	2,190	2,154	7,320	3,944

OTHER (INCOME) EXPENSE:
Other income	(72)	(98)	(133)	(98)
Interest expense	2,065	1,390	7,869	3,232
Total other expense	1,993	1,292	7,736	3,134

Net income (loss) before income tax expense	197	862	(416)	810

Income tax expense	97	4	97	4

NET INCOME (LOSS)	100	858	(513)	806

Net (income) loss attributable to non-controlling interests in operating partnership	(30)	(184)	37	(178)
Net (income) loss attributable to redeemable non-controlling interests in operating partnership	—	(50)	64	(53)

Net income (loss) attributable to the Company	$70	$624	$(412)	$575

Nonforfeitable distributions allocated to unvested restricted shares	(24)	(19)	(72)	(62)
Distributions on redeemable non-controlling interests in operating partnership, common units	—	(113)	(113)	(226)
Distributions on redeemable non-controlling interests in operating partnership, preferred units	(887)	—	(2,057)	—

Net (loss) income available to common stockholders of Farmland Partners Inc.	$(841)	$492	$(2,654)	$287

Basic and diluted per common share data:
Basic net (loss) income available to common stockholders	$(0.06)	$0.04	$(0.21)	$0.03
Diluted net (loss) income available to common stockholders	$(0.06)	$0.04	$(0.21)	$0.03
Basic weighted average common shares outstanding	13,683	11,154	12,663	8,872
Diluted weighted average common shares outstanding	13,683	11,158	12,663	8,882

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three and nine months ended September 30, 2016 and 2015

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands except per share amounts)	2016	2015	2016	2015

Net income (loss)	$100	$858	$(513)	$806
Depreciation and depletion	419	237	1,102	613
FFO	519	1,095	589	1,419

Crop year revenue adjustment(1)	—	295	956	1,466
Stock based compensation	333	229	889	709
Indirect equity offering costs	24	10	72	10
Real estate related acquisition and due diligence costs(2)	1,735	129	4,172	266
Distributions on Preferred units	(887)	—	(2,057)	—
AFFO	$1,724	$1,758	$4,621	$3,870

AFFO per diluted weighted average share data:

AFFO weighted average common shares	19,711	15,476	18,576	12,016

Net (loss) income per share available to common stockholders	$(0.06)	$0.04	$(0.21)	$0.03
Income available to redeemable non-controlling interest and non-controlling interest in operating partnership	0.07	0.01	0.19	0.04
Depreciation and depletion	0.02	0.02	0.06	0.05
Crop year adjusted revenue(1)	—	0.02	0.05	0.12
Stock based compensation	0.02	0.01	0.05	0.06
Indirect equity offering costs	0.00	—	0.00	—
Real estate related acquisition and due diligence costs(2)	0.09	0.01	0.22	0.02
Distributions on Preferred units	(0.05)	—	(0.11)	—
AFFO per diluted weighted average share	$0.09	$0.11	$0.25	$0.32

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	2016	2015	2016	2015

Net income (loss)	$100	$858	$(513)	$806
Interest expense	2,065	1,390	7,869	3,232
Income tax expense	97	4	97	4
Depreciation and depletion	419	237	1,102	613
EBITDA	$2,681	$2,489	$8,555	$4,655

Crop year revenue adjustment(1)	—	295	956	1,466
Stock-based compensation	333	229	889	709
Indirect equity offering costs	24	10	72	10
Real estate related acquisition and due diligence costs	1,735	129	1,901	266
Adjusted EBITDA	$4,773	$3,152	$12,373	$7,106

(1)      In accordance with recently released guidance from the SEC regarding the presentation of non-GAAP financial measures, we will no longer include the crop-year revenue adjustment in our calculation of AFFO for periods subsequent to March 31, 2016.

(2)      Real estate related acquisition and due diligence costs include $2.3 million in interest and loan fees associated with the short-term $53.0 million Bridge Loan as these costs are non-recurring costs incurred in conjunction with the Forsythe farm acquisition.

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, AFFO, EBITDA and Adjusted EBITDA.  These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance.  FFO, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.  Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.  However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to real estate related acquisition and due diligence costs and stock-based compensation.  To calculate AFFO, the Company also adjusts FFO to add back distributions on preferred units in its operating partnership, which the Company believes improves comparability of its calculation of AFFO with other real estate operators. In periods prior to the second quarter of 2016, our calculation of AFFO included an adjustment to reflect the difference between the pro rata contractual cash revenue for each crop year spread equally over the quarterly periods of ownership (without regard to the date of acquisition within the quarter) and the rent recognized on a straight-line basis in accordance with GAAP.  In prior earnings releases and filings with the SEC, we referred to this adjustment as “crop-year adjusted revenue.”

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO.  AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance.  Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms.  Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share.  AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time.  Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs.  However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s

AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs.  AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP.  The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as stock-based compensation and real estate related acquisition and due diligence costs.  In periods prior to the second quarter of 2016, our calculation of Adjusted EBITDA included the crop-year adjusted revenue adjustment discussed above.  The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance.  However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Contact:

Clay Stockett

Farmland Partners Inc.

(720) 452-3100

clay@farmlandpartners.com